UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2017

NewStar Financial, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33211	54-2157878
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, MA		02116
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 848-2500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02	Termination of a Material Definitive Agreement.

The information provided in response to Item 2.01 of this Current Report on Form 8-K relating to the repayment of certain indebtedness of the Company (as defined below) is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 22, 2017, NewStar Financial, Inc. (the “Company”) completed the previously announced sale of the Company to First Eagle Holdings, Inc. (“First Eagle”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated October 16, 2017, among the Company, First Eagle, FE Holdco, LLC, a subsidiary of First Eagle (“FE Holdco”) and FE Merger Sub, Inc. (“Merger Sub”). As provided in the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly-owned subsidiary of FE Holdco (the “Surviving Corporation”). Also on December 22, 2017, in connection with the transactions contemplated by the Merger Agreement, GSO Diamond Portfolio Holdco LLC (the “Asset Buyer”) completed the previously announced acquisition of a portfolio of investment assets, including loans and other credit investments, from the Company (the “Asset Sale”) pursuant to the Asset Purchase Agreement (the “Asset Purchase Agreement”), dated October 16, 2017, by and between the Company and the Asset Buyer. The Merger Agreement and the Asset Sale were approved by the Company’s stockholders at a special meeting of stockholders held on December 21, 2017 (the “Special Meeting”).

At the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock issued and outstanding immediately prior to the Effective Time (other than certain shares as set forth in the Merger Agreement) was converted into the right to receive (i) $11.44 in cash, without interest (the “Upfront Per Share Consideration”) and (ii) one contractual contingent value right (a “Contingent Value Right” and, together with the Upfront Per Share Consideration, the “Merger Consideration”). Each holder of a Contingent Value Right will have the right to receive a pro-rata share of amounts attributable to certain post-closing U.S. federal and state income tax refunds received by the Company as a result of losses recognized upon the closing of the Asset Sale. The Contingent Value Rights may not be sold or transferred (with certain limited exceptions, including transfer by will or intestacy). The Contingent Value Rights will not represent any equity or ownership interest in the Company, First Eagle or any of their affiliates (or any other person) and will not be represented by any certificates or other instruments. American Stock Transfer & Trust Company, LLC has been designated as agent to hold and disburse the applicable tax refunds in accordance with the terms of the Merger Agreement.

Each option granted by the Company to purchase shares of common stock under its 2006 Incentive Plan, whether or not vested, which was outstanding and unexercised immediately prior to the Effective Time, was cancelled at the Effective Time in exchange for the right to receive (less applicable withholding taxes) (1) a cash payment (without any interest) equal to the product of (a) the excess, if any, of the Upfront Per Share Consideration over the exercise price of the option multiplied by (b) the total number of shares of common stock subject to such option and (2) one Contingent Value Right for each share of common stock subject to such option. Also at the Effective Time, each share of Company common stock subject to vesting (whether time-based, performance-based or otherwise) was cancelled in exchange for the right to receive (less applicable withholding taxes) (1) a cash payment (without any interest) equal to the Upfront Per Share Consideration and (2) one Contingent Value Right. Effective as of the Effective Time, each outstanding warrant to purchase shares of common stock (each, a “Company Warrant”) became exercisable solely for the Merger Consideration in accordance with the terms of the applicable Company Warrant in effect immediately prior to the Effective Time and continues to have, and be subject to, the same terms and conditions as set forth in such Company Warrant.

Pursuant to the Asset Sale, the Company sold to the Asset Buyer (or certain designated subsidiaries thereof) a portfolio of investment assets (and certain related properties, rights, contracts and claims) and the Asset Buyer assumed certain liabilities and obligations of the Company and its subsidiaries to the extent arising out of or relating to such purchased assets, including all commitments and obligations to fund or advance additional amounts with respect to such purchased assets, all obligations arising under or relating to any documentation included in or evidencing such purchased assets and all obligations arising out of or relating to the origination, acquisition, ownership, participation, warehousing, sale, assignment, conveyance, servicing or collection of the purchased assets, in each case whether arising before or after the closing. The purchase price paid by the Asset Buyer to the Company was approximately $2.3 billion, which remains subject to post-closing true-ups and a dispute resolution process, in each case as set forth in the Asset Purchase Agreement.

The net proceeds paid to the Company by the Asset Buyer in connection with the Asset Sale were used by First Eagle, together with its available cash on hand and borrowings under its existing credit facilities, to make the payments with respect to the Merger as described above. Asset Buyer used a combination of equity and debt financing to pay the purchase price at closing under the Asset Purchase Agreement and related fees and expenses. GSO Diamond Portfolio Fund LP (the “GSO Fund”), a fund formed in connection with the entry into the Asset Purchase Agreement and sponsored by GSO Capital Partners LP (“GSO”), provided an equity contribution to Asset Buyer of $717 million, and Wells Fargo Bank, N.A. and CDPQ Fixed Income V Inc., an investment fund managed by Caisse de dépôt et placement du Québec, provided acquisition debt financing of approximately $1.6 billion in the aggregate.

A portion of the proceeds from the Asset Sale was used to repay certain indebtedness of the Company that was outstanding immediately prior to the Effective Time, including (a) the discharge of $380 million aggregate outstanding principal amount, plus accrued and unpaid interest and applicable premium, of the Company’s 7.25% Senior Notes due 2020 issued under the Indenture dated as of April 22, 2015 with U.S. Bank National Association, as trustee, pending the scheduled redemption of such senior notes; (b) the repayment of $300 million outstanding aggregate principal amount, plus accrued and unpaid interest and applicable premium, of the Company’s 8.25% Subordinated Notes due 2024 issued under the Investment Agreement dated November 4, 2014 by and among the Company and the investors named therein; and (c) outstanding amounts under the Company’s $615 million warehouse facility through NewStar CP Funding LLC, as borrower, agented by Wells Fargo Bank, National Association, under which approximately $306 million was outstanding immediately prior to the Effective Time, in connection with which the facility was terminated.

An entity jointly owned by investment funds advised by The Blackstone Group L.P. (“Blackstone”) and Corsair Capital LLC (“Corsair”) is the majority owner of First Eagle. GSO, which sponsored and acts as investment advisor to the GSO Fund, is a division of Blackstone. GSO also acts as sub-advisor to certain investment funds that collectively own the $300 million principal amount of the Company’s subordinated notes and the Company Warrants. Since such investment, the Company collaborated with GSO and certain of its affiliates on various strategic initiatives, including providing funding for the Company’s asset-based and leveraged finance transactions and providing anchor investments in new credit funds sponsored by the Company. Other investment funds advised by Corsair beneficially owned shares of the Company’s common stock that represented approximately 10% of the outstanding shares as of the record date for the Special Meeting. In addition, Mr. Richard E. Thornburgh, an officer of Corsair, served as a director of the Company.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, on December 22, 2017, the Company notified the Nasdaq Stock Market LLC (“Nasdaq”) that the Merger was consummated and trading of the Company’s common stock on the Nasdaq Global Select Market be suspended. The Company requested that Nasdaq file a delisting application on Form 25 with the U.S. Securities and Exchange Commission (the “SEC”) to report that the shares of the Company’s common stock are no longer listed on the Nasdaq Global Select Market. The Company intends to file a certification on Form 15 with the SEC requesting that the Company’s reporting obligations under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, be suspended.

Item 3.03	Material Modification to Rights of Security Holders.

The information provided in response to Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.01	Changes in Control of Registrant.

Upon the closing of the Merger on December 22, 2017, a change in control of the Company occurred, and the Company now is a wholly-owned subsidiary of FE Holdco, as described in Item 2.01 of this Current Report on Form 8-K. Items 2.01 and 5.02 of this Current Report are incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger, each of Timothy J. Conway, Charles N. Bralver, Bradley E. Cooper, Brian L.P. Fallon, Frank R. Noonan, Maureen P. O’Hara and Richard E. Thornburgh resigned from his or her respective position as a member of the Company’s Board of Directors, and any committee thereof, effective at the Effective Time on December 22, 2017. As contemplated by the Merger Agreement, on December 22, 2017, Mehdi A. Mahmud, Katherine Lynn Perkins and David P. O’Connor were elected to the Board following the Merger.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the terms of the Merger Agreement, at the Effective Time, the certificate of incorporation and bylaws of the Company were amended and restated to read in their entireties as the certificate of incorporation and bylaws, respectively, of Merger Sub (with such provisions as necessary to give full effect to the exculpation and indemnification provided for by the Merger Agreement). The amended and restated certificate of incorporation and amended and restated bylaws of the Company as the Surviving Corporation are filed as Exhibits 3.1 and 3.2 hereto, respectively, and are incorporated by reference herein.

Item 5.07	Submission of Matters to a Vote of Security Holders.

At the Special Meeting held on December 21, 2017, the following matters were voted upon, with the final results for each matter disclosed below (there were no broker non-votes with respect to any of the proposals):

1. To consider and vote on a proposal to adopt the Merger Agreement.

For	Against	Abstain
30,335,921	157,769	55,151

2. To consider and vote on a proposal to approve the Asset Sale and other transactions contemplated by the Asset Purchase Agreement.

For	Against	Abstain
30,335,921	157,769	55,151

3. To approve, on an advisory (non-binding) basis, specified compensation that may be paid or become payable to the named executive officers of the Company in connection with the transactions as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 30, 2017.

For	Against	Abstain
26,395,084	3,553,580	600,177

The proposal to approve the adjournment or postponement of the Special Meeting, if necessary, to solicit additional proxies if there were insufficient votes to approve proposals 1 and 2, was not voted upon at the Special Meeting because there were sufficient votes to approve such proposals.

Item 8.01	Other Events.

On December 21, 2017 and December 22, 2017, the parties issued press releases announcing the results of the Special Meeting and the consummation of the Merger, respectively. Copies of such press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger among First Eagle Holdings, Inc., FE Holdco, LLC, FE Merger Sub, Inc. and NewStar Financial, Inc. dated as of October 16, 2017 (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on October 20, 2017)

2.2	Asset Purchase Agreement between GSO Diamond Portfolio Holdco LLC and NewStar Financial, Inc. dated as of October 16, 2017 (incorporated by reference to Exhibit 2.2 of the Company’s Current Report on Form 8-K filed with the SEC on October 20, 2017)

3.1	Amended and Restated Certificate of Incorporation of NewStar Financial, Inc.

3.2	Amended and Restated Bylaws of NewStar Financial, Inc.

99.1	Press Release dated December 21, 2017

99.2	Press Release dated December 22, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEWSTAR FINANCIAL, INC.

Date: December 22, 2017	By:	/s/ John K. Bray
Name: John K. Bray
Title: Chief Financial Officer